BIOGEN, INC.

BIOGEN SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
DECEMBER 31, 2000 AND 1999

BIOGEN, INC.
BIOGEN SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
--------------------------------------------------------------------------------



                                                                            Page

Report of Independent Accountants                                            1

Statement of Assets Available for Plan Benefits as of
  December 31, 2000 and 1999                                                 2

Statements of Changes in Assets Available for Plan Benefits
  for the Years Ended December 3l, 2000 and 1999                             3

Notes to Financial Statements                                               4-8

Supplemental Schedules*:

   Schedule I - Schedule of Assets Held for Investment Purposes
     at End of Year as of December 3l, 2000                                  9

   Supplemental Schedule II - Schedule of Reportable
     Transactions for the Year Ended December 31, 2000                      10




* Other schedules have been omitted because such schedules are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator
of the Biogen Savings Plan

In our opinion, the accompanying statements of assets available for plan benefits and the related statements of changes in assets available for plan benefits present fairly, in all material respects, the assets available for plan benefits of the Biogen Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedules I and II are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

June 27, 2001
PricewaterhouseCoopers LLP
Boston, Massachusetts

BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                         2000           1999
ASSETS

Investments at fair value:
  Mutual funds:
    Fidelity Intermediate Bond Fund                   $ 1,301,556   $ 1,375,497
    Fidelity Puritan Fund                               5,685,899*    5,873,976*
    Fidelity Value Fund                                   960,195       824,946
    Fidelity Magellan Fund                             12,113,732*   12,722,798*
    Fidelity Retirement Government Money Market Fund    1,969,913     1,978,221
    Fidelity Growth Company Fund                       15,783,298*   15,675,154
    Fidelity International Growth & Income Fund            11,408        11,528
    Fidelity Asset Manager Growth Fund                  1,491,133     1,344,059
    Spartan US Equity Index Fund                        4,272,674*    4,129,562*
    Spartan International Index Fund                       33,993            --
    Fidelity US Bond Index Fund                           647,237       420,465
    Fidelity Low-Priced Stock Fund                        891,672       711,337
    USAA International Fund                               932,954       772,722
    Janus Worldwide Fund                                3,639,988*    2,669,669
                                                      -----------   -----------
        Total mutual funds                             49,735,652    48,509,934
                                                      -----------   -----------
  Biogen, Inc. Stock Fund:
    Biogen, Inc. common stock                          14,756,816*   18,858,795*
    Interest bearing cash                                 380,131       271,009
                                                      -----------   -----------
        Total Biogen, Inc. Stock Fund                  15,136,947    19,129,804
                                                      -----------   -----------
  Loans to participants                                   825,095       715,247
                                                      -----------   -----------
        Total investments                              65,697,694    68,354,985
                                                      -----------   -----------
Receivables:
  Investment income receivable                              1,864         1,767
  Receivable for investments sold                          15,327       116,760
                                                      -----------   -----------
        Total receivables                                  17,191       118,527
                                                      -----------   -----------
Assets available for plan benefits                    $65,714,885   $68,473,512
                                                      ===========   ===========



* Represents 5% or more of assets available for plan benefits.


    The accompanying notes are an integral part of these financial statements

BIOGEN, INC.
BIOGEN SAVINGS PLAN
STATEMENT OF CHANGES IN ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                       2000              1999

Additions:
  Net appreciation of investments:
    Mutual funds                                  $ (6,348,603)     $  8,205,188
    Biogen, Inc. common stock                       (4,947,230)        9,376,362

  Investment income:
    Dividends and interest                           3,608,315         3,227,039

  Contributions:
    Employer contributions                           1,039,943           759,576
    Participant contributions                        6,306,950         5,214,809
    Participant rollovers                            1,754,222         1,631,157
                                                  ------------      ------------
        Total additions                              1,413,597        28,414,131
                                                  ------------      ------------

Deductions:
  Benefits paid to participants                      4,172,024         1,511,839
  Administrative fees                                      200               400
                                                  ------------      ------------
        Total deductions                             4,172,224         1,512,239
                                                  ------------      ------------
        Net increase (decrease)                     (2,758,627)       26,901,892

Assets available for plan benefits:
  Beginning of year                                 68,473,512        41,571,620
                                                  ------------      ------------
  End of year                                     $ 65,714,885      $ 68,473,512
                                                  ============      ============



    The accompanying notes are an integral part of these financial statements

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF THE PLAN

     The following brief description of the Biogen Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

     GENERAL INFORMATION

     Biogen, Inc. (the "Company") established the Plan as a deferred profit-sharing plan under Section 401(a) of the Internal Revenue Code of 1986, effective January 1, 1987. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the savings are actually received.

     ADMINISTRATION OF THE PLAN

     The Plan is administered by the Savings Plan Committee (the "Plan Committee"), whose members are appointed by the Company. Fidelity Management Trust Company is the Plan trustee (the "Trustee").

     PARTICIPATION

     Participation in the Plan is voluntary. Each employee of the Company is eligible to participate in the Plan upon the attainment of age 21 unless he/she is (a) a student employed on a temporary basis, (b) an employee of a non-U.S. subsidiary or division of the Company, or (c) a member of a collective bargaining unit.

     CONTRIBUTIONS

     Eligible employees may make savings deposits to the Plan in whole percentages of their gross salary ranging from a minimum of 2% to a maximum of 18%, subject to certain limitations. For each pay period, the Company will make a matching contribution of units of the Biogen, Inc. Stock Fund equal in value to 25% of each employee's savings deposit up to a maximum of 6% of the employee's gross salary, subject to certain limitations. Effective August 1, 2000, following the end of each plan year (beginning with the 1999 plan year), an additional true-up matching contribution may be made on behalf of an eligible participant who has not received the full benefit of the Company matching contribution.

     PARTICIPANT ACCOUNTS

     Fidelity Investments Institutional Operations Company, Inc. is the Plan's recordkeeper. Each participant's account is credited with the participant's contribution, the Company's matching contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     INVESTMENT OF CONTRIBUTIONS

     Company matching contributions are invested in the Biogen, Inc. Stock Fund. The Biogen, Inc. Stock Fund includes Biogen, Inc. stock and cash or short term investments for liquidity purposes. Employee contributions are invested at the direction of the employee in increments of 10% in any combination of the following investment options:

     * An intermediate bond fund designed to earn a high level of current return. It is invested in Fidelity's Intermediate Bond Fund.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     * A balanced fund designed to preserve principal balance by investing in a diversified portfolio of high yielding stocks and bonds. It is invested in Fidelity's Puritan Fund.

     * A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which possess valuable fixed assets. It is invested in Fidelity's Value Fund.

     * An aggressive growth fund invested which seeks to achieve capital appreciation. It is invested in Fidelity's Magellan Fund.

     * A US government money market fund seeks high current earnings while preserving capital and liquidity. It is invested in Fidelity's Retirement Government Money Market Fund.

     * A growth company fund which seeks to provide capital appreciation from investments primarily in common stock of companies with above-average growth characteristics. It is invested in Fidelity's Growth Company Fund.

     * An international equity fund which seeks capital growth, current income and growth of income. It is invested in Fidelity's International Growth & Income Fund.

     * An asset allocation fund that seeks total return with reduced risk over the long term. It is invested in Fidelity's Asset Manager Growth Fund.

     * A long term growth fund which seeks to provide investment results that correspond to the total return performance of common stock of companies publicly traded in the US. It is invested in the Spartan US Equity Index Fund, a Fidelity sponsored fund.

     * A fund that seeks to provide investment results that correspond to the total return of foreign stock markets. It is invested in the Spartan International Index Fund, a Fidelity sponsored fund.

     * A corporate bond fund that seeks to replicate the price and interest performance of the debt securities in the Lehman Brothers Aggregate Bond Index. It is invested in Fidelity's US Bond Index Fund.

     * A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which are out of favor with other investors and that could offer the possibility for significant growth. It is invested in Fidelity's Low-Priced Stock Fund.

     * A fund that seeks long term capital growth and current income from investments in stocks of companies organized and operating principally outside the United States. It is invested in the USAA International Fund.

     * A fund that seeks capital growth over the long term from investments in common stocks of foreign and domestic companies. It is invested in the Janus Worldwide Fund.

     * A fund that pools money to buy shares of Biogen, Inc. stock and cash or short-term investments. It is invested in the Biogen, Inc. Stock Fund.

     Dividends, interest, and other distributions received in any fund are reinvested in the same fund.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     VESTING

     Participants are fully vested in their savings deposit accounts and rollover accounts at all times. Participants will vest in the employer's matching contribution at a rate of 25% for each year of Plan service and will be fully vested after four years of Plan service. Participants become 100% vested in employer's matching contributions upon retirement or termination of employment due to disability.

     WITHDRAWALS AND DISTRIBUTIONS

     Distributions are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments are made in cash in a lump sum for employees' contributions and in whole shares of stock for Company matching contributions. Forfeitures of nonvested amounts are used to reduce the amount of future Company matching contributions.

     LOANS

     Participants may borrow against their savings deposits. Loans will bear a reasonable interest rate determined by the Company. Repayment of loans is made by direct withholdings of a participant's salary for a period not to exceed five years (ten years for a residential loan). The minimum loan amount is $1,000 and a participant may borrow up to a maximum of 50% of the participant's vested account balance or $50,000, whichever is smaller. There is no minimum service requirement for a participant to be eligible for a loan.

     PLAN AMENDMENT AND TERMINATION

     The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued vested benefits. If the Plan is terminated, the Trustee will distribute the assets held in the trust, after payment of expenses, in such a manner as the Committee shall determine. The Company currently has no intention to terminate the Plan.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies which are in conformity with accounting principles generally accepted in the United States of America consistently followed by the Plan in the preparation of its financial statements.

     BASIS OF ACCOUNTING

     The financial statements of the Plan are prepared on the accrual basis of accounting.

     INVESTMENTS

     Plan investments are stated at fair value. The Company stock is valued at its quoted market price. Mutual fund investments are valued at net asset value representing the value of which shares of the fund may be purchased or redeemed. Loans to participants are stated at principal plus accrued interest, which approximates fair value.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Purchases and sales of securities are recorded on a trade-date basis. Cost is determined on the average cost basis. Net appreciation or depreciation, which includes realized and unrealized gains or losses on investments, is reflected for the year in the statement of changes in assets available for plan benefits. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

     PAYMENT OF BENEFITS

     Benefits are recorded when paid.

     INCOME TAXES

     No provision for income taxes has been made in the financial statements as the Plan qualifies as a tax-exempt entity under Section 401 of the Internal Revenue Code ("Code"). The Plan has received a favorable determination letter dated June 5, 1996 from the Internal Revenue Service. The Plan has since been amended and a new letter has not been requested. Management has asserted the Plan, as amended, and its operations have been and continue to be in accordance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974 ("ERISA").

     EXPENSES OF THE PLAN

     Administrative and audit fees are paid directly by the Company and, accordingly, such items are not reflected in the financial statements of the Plan. Expenses directly related to the investment transactions of the Plan are paid by the Plan.

3.   LOANS TO PARTICIPANTS

     At December 31, 2000 and 1999, the Plan had loans receivable from participants aggregating $825,095 and $715,247, respectively. Interest rates on the loans range from 7.0% to 9.50% annually. The loans are secured by the participant's interest in the Plan.

4.   PARTY-IN-INTEREST TRANSACTIONS

     Certain of the Plan's assets are invested in mutual funds for which FMR Corp. provides investment advisory services. FMR Corp. is an affiliate of both Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. Accordingly, these transactions qualify as party-in-interest.

5.   NON-PARTICIPANT-DIRECTED INVESTMENT

     Information about the assets and the significant components of the changes in assets relating to the non-participant-directed investment is as follows:

                                                           DECEMBER 31,
                                                        2000           1999

    Assets:
      Biogen, Inc, Stock Fund                        $15,136,947    $19,129,804
      Receivables                                         17,191        118,527
                                                     -----------    -----------
                                                     $15,154,138    $19,248,331
                                                     ===========    ===========

BIOGEN, INC.
BIOGEN SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                        2000            1999
Changes in Assets:
    Employer contributions                         $  1,039,943    $    759,576
    Participant contributions                           719,034         521,651
    Dividends                                            23,230          17,924
    Net appreciation/(depreciation)                  (4,947,230)      9,376,362
    Transfer of investments from other options          332,470         370,227
    Benefits paid to participants                    (1,261,640)       (495,151)
                                                   ------------    ------------
                                                   $ (4,094,193)   $ 10,550,589
                                                   ============    ============

BIOGEN, INC.
BIOGEN SAVINGS PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
(SCHEDULE H, PART IV, ITEM 4i, FORM 5500)
DECEMBER 31, 2000                                        SUPPLEMENTAL SCHEDULE I
--------------------------------------------------------------------------------


 NUMBER OF
  SHARES/                                                                        CURRENT
  UNITS                                                         COST              VALUE

  129,637   Fidelity Intermediate Bond Fund*                                   $ 1,301,556
  301,960   Fidelity Puritan Fund*                                               5,685,899
   20,716   Fidelity Value Fund*                                                   960,195
  101,540   Fidelity Magellan Fund*                                             12,113,732
1,969,913   Fidelity Retirement Government Money                                 1,969,913
              Market Fund*
  220,962   Fidelity Growth Company Fund*                                       15,783,298
      502   Fidelity International Growth & Income Fund                             11,408
   93,723   Fidelity Asset Manager Growth Fund*                                  1,491,133
   91,277   Spartan U.S. Equity Index Fund*                                      4,272,674
    1,073   Spartan International Index Fund*                                       33,993
   61,118   Fidelity US Bond Index Fund*                                           647,237
   38,567   Fidelity Low-Priced Stock Fund*                                        891,672
   46,977   USAA International Fund                                                932,954
   64,017   Janus Worldwide Fund                                                 3,639,988
                                                                               -----------
                        Total mutual funds                                      49,735,652
                                                                               -----------
  245,691   Biogen, Inc. common stock*                        $6,678,642        14,756,816
            Interest bearing cash                                380,131           380,131
                                                                               -----------
                        Total Biogen, Inc. Stock Fund                           15,136,947
                                                                               -----------
            Loans to participants* 7.0% to 9.5%                                    825,095
                                                                               -----------
            Total                                                              $65,697,694
                                                                               ===========


* Party-in-interest.

BIOGEN, INC.
BIOGEN SAVINGS PLAN
SCHEDULE OF REPORTABLE TRANSACTIONS (INVOLVING AMOUNTS IN EXCESS OF 5% OF CURRENT VALUE OF PLAN ASSETS)*
(SCHEDULE H, PART IV, ITEM 4j, FORM 5500)
YEAR ENDED DECEMBER 31, 2000                            SUPPLEMENTAL SCHEDULE II
--------------------------------------------------------------------------------

                                                                                                             CURRENT
                                                                                                             VALUE ON
                                              PURCHASE      SELLING    LEASE      EXPENSE    HISTORICAL    TRANSACTION
PARTY INVOLVED  DESCRIPTION OF ASSET            PRICE        PRICE     RENTAL     INCURRED     COST           DATE       GAIN (LOSS)
Biogen, Inc.    Biogen, Inc. common stock    $4,209,260   $       --   $  --       $  --     $       --     $4,209,260   $      --

                                                     --    3,656,278      --          --      3,956,334      3,656,278    (300,056)

* Non-participant directed transactions in excess of 5% of the current value of the Plan's assets as of December 31, 1999 as defined by Section 2520.103-6 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974.